Exhibit 99.1

Contact: Les Nelson Director – Investor Relations (309) 347-9709

Aventine Temporarily Suspends Construction at Aurora West

Construction at Mount Vernon to Continue

PEKIN, IL, (November 14, 2008) – Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today announced that it was temporarily suspending construction at its Aurora, Nebraska bio-refinery and will extend the remaining construction schedule at its Mount Vernon, Indiana bio-refinery.

The Company previously announced on October 6, 2008 that it was extending the construction schedule of the facility in Aurora.  Given the continued disappointing economics surrounding the production of ethanol, the Company has decided to temporarily suspend construction at the new Aurora facility.  The construction delay is expected to last approximately six months.

In addition, construction at the Mount Vernon, Indiana facility will continue.  However, the completion date will be extended until the fourth quarter of 2009.

The Company is working closely with Kiewit Energy Company, the engineering, procurement and construction contractor for the projects, to help redeploy personnel and equipment.  In this regards, Aventine will incur non-recurring expenses.

Ron Miller, Aventine’s President and Chief Executive Officer said, “The decisions we made today, although difficult, we believe to be in the best interest of our stakeholders and customers.  We believe that the long-term outlook for ethanol is very positive.  However, given the poor economic conditions in the ethanol industry today, we believed it important to take the steps necessary to preserve liquidity.  Our capital expansion program was the largest single user of cash, so slowing this program was the most prudent cash management alternative.

Miller concluded, “We remain committed to the completion of these facilities and the communities in which they are located and look forward to the day that both of these facilities are producing ethanol.”

Rich Cooper, Chief Executive Officer for the Ports of Indiana said, “Obviously all companies are looking at the most prudent ways to manage their business during this very difficult economic cycle.  We’re extremely pleased that Aventine is continuing construction at the Port of Indiana-Mount Vernon.  The Company has assured us that it is still planning to complete the facility in 2009.”

Brad Kaufman, President of Kiewit Energy Company added, “We fully support Aventine’s decision and prudent cash management, especially given today’s difficult economic environment.  Kiewit is very committed to working with Aventine and doing whatever it takes to support their decision.”

Aventine is constructing ethanol production facilities at both Aurora, Nebraska and Mount Vernon, Indiana that upon completion of the initial phase will each have production capacity of 113 million gallons of denatured ethanol annually.  When these are complete, the Company will have 433 million gallons of production capacity at three campuses in Illinois, Indiana and Nebraska.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•	Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:
• National, state or local energy policy;
• Federal ethanol and biodiesel tax incentives;
• Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;
• State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;
• Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;
•	Changes in weather and general economic conditions;
•	Overcapacity within the ethanol, biodiesel and petroleum refining industries;
•	Total United States consumption of gasoline;
•	Availability and costs of products and raw materials, particularly corn, coal and natural gas;
•	Labor relations;
•	Fluctuations in petroleum prices;
•	The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;
•	Aventine’s or its employees’ failure to comply with applicable laws and regulations;
•	Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;
•	Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•	Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;
•	Aventine’s ability to retain key employees;
•	Liability resulting from actual or potential future litigation;
•	Competition;
•	Plant shutdowns or disruptions at our plant or plants whose products we market;
•	Availability of rail cars and barges;
•

Potential decreases in marketing alliance volumes resulting from the acquisition of marketing alliance partners by our competitors, the reduction of production capacity or abandonment of announced projects by marketing alliance partners for economic reasons, the creation of similar marketing alliances by our competitors and other failures to renew marketing alliance contracts;

•	Our ability to complete our ethanol plant expansion projects in a timely manner and at the expected cost;
•	Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and
•	Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory